                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of Unitrin, Inc.:

Under date of January 31, 2002, we reported on the consolidated balance sheets of Unitrin, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, cash flows and shareholders' equity and comprehensive income for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements and our report thereon are incorporated by reference in the December 31, 2001 Annual Report on Form 10-K of Unitrin, Inc. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedules as listed in Item 14 of such Annual Report on Form 10-K. These financial statement schedules are the responsibility of Unitrin's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits.

In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

KPMG LLP
Chicago, Illinois
January 31, 2002